Exhibit 10.10

ROYALTY AGREEMENT

This agreement is made an entered this 10th day of December, 2004, by and between JOHN J. DUPONT, resident of the State of Georgia (“Dupont”). and Utilicraft Aerospace Industries, Inc., a Nevada corporation (the “Corporation”).

WHEREAS, Dupont has assigned to the Corporation subject to Dupont’s right of revocation retained by him as set forth in his employment agreement with the Company, dated December 10, 2004, all right, title and interest in and to U.S. Patent No. 5,106,038, U.S. Patent No. Des. 339,319, and U.S. Patent Application Serial No. 09/584,169 filed May 26, 2000 (the “Assignments”): and

WHEREAS, the Assignment will be recorded with the U.S. Patent and Trademark Office as soon hereafter, as reasonably practical.

NOW, THEEFORE, in consideration of the foregoing and in consideration of the mutual covenants set forth herein, Dupont and the Corporation agree as follows:

1.                                       The Corporation agrees to pay to Dupont, his heirs or assigns, royalties in the amount of 3% of the Corporation’s gross proceeds on all sales of the FF1080-100, FF1080-200, FF1080-300, FF1080-500, and all variants and/or all future versions or other aircraft and/or other products which are covered by the patents and/or which utilize the trademarks assigned to the Corporation by Dupont.

2.                                       Payment will be made to Dupont within 30 days of receipt of payment by the Corporation.

3.                                       Royalties shall be paid on the first two thousand (2000) aircrafts sold by the Corporation.

4.                                       The Corporation shall keep complete, true and accurate books of account, containing a current record of all sales revenues, leasing, servicing and other activities pertaining to aircraft manufactured by or on behalf of the Corporation and other data in sufficient detail to enable the terms and conditions under this Agreement to be confirmed and verified.   Said books of account, together with underlying supporting data such as copies of leases, invoices, revenue receipts, bills and lading and the like, shall be kept at the Corporation’s principal place of business.  Said books and the supporting data shall be maintained and made available, at all reasonable times, for five (5) years following the end of the calendar year to which they pertain, for inspection by Dupont, his representatives, or agents for the purpose of verifying the Corporation’s compliance with this Agreement. The Corporation shall permit Dupont, his representatives, or agents to have access to such information for inspection and audit at any time during normal business hours upon reasonable prior request.

IN WITNESS WHEREOF, Dupont and the Corporation have executed and delivered this Agreement as of December 10,2004.

/s/ John J. Dupont
John J. Dupont

Utilicraft Aerospace Industries, Inc.

By:	/s/ Thomas A. Dapogny
Thomas A. Dapogny, Secretary

By:	/s/ R. Darby Boland
R. Darby Boland – V.P. General Manager